Exhibit 99.1

News Release
Graham Corporation 20 Florence Avenue Batavia, NY 14020
IMMEDIATE RELEASE
Graham Corporation Declares Quarterly Cash Dividend
BATAVIA, NY, July 27, 2007 — Graham Corporation (AMEX: GHM) announced that its Board of Directors, at its regular meeting yesterday, declared a quarterly cash dividend of $.025 per common share.
The dividend will be payable October 5, 2007 to stockholders of record at the close of business on September 4, 2007. Graham has approximately 3.9 million shares of its common stock outstanding.
ABOUT GRAHAM CORPORATION
With world-renowned engineering expertise in vacuum and heat transfer technology, Graham Corporation is a designer, manufacturer and global supplier of ejectors, pumps, condensers, vacuum systems and heat exchangers. Over the past 71 years, Graham Corporation has built a reputation for top quality, reliable products and high-standards of customer service. Sold either as components or complete system solutions, the principal markets for Graham’s equipment are the petrochemical, oil refining and electric power generation industries, including cogeneration and geothermal plants. Graham equipment can be found in diverse applications, such as metal refining, pulp and paper processing, ship-building, water heating, refrigeration, desalination, food processing, drugs, heating, ventilating and air conditioning.
Graham’s reach spans the globe. Its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. More information regarding Graham can be found at its website: www.graham-mfg.com

For more information contact:
J. Ronald Hansen, Vice President Finance and CFO	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (585) 343-2216	Phone: (716) 843-3908
Email: rhansen@graham-mfg.com	Email: dpawlowski@keiadvisors.com
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